Exhibit 99.1
Investor Contacts:
Laurie Van Raemdonck
Vice President, Investor Relations
(248) 614-8267
lvanraemdonck@championhomes.net
or
Media Contact:
Christine Fisher
pushtwentytwo
(248) 335-9500 ext. 30
cfisher@pushtwentytwo.com
Champion Enterprises Announces the Closure of Two U.S. Manufacturing Facilities
TROY, Mich., March 27, 2008 — Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, has announced that it will close its manufacturing facility in Silverton, Ore., and idle the last of four plants at its complex in LaGrange, Ind., transferring the LaGrange production to the Company’s nearby facilities in Topeka, Ind.
As a result of the closures, the Company expects to incur pretax cash restructuring charges of approximately $2.1 million in the first quarter ending March 29, 2008. In addition, the Company is in the process of assessing the magnitude of the related pretax non-cash fixed asset impairment charges that it expects to record during the quarter which could be as high as $7.5 million.
“Our ongoing efforts to deliver strong segment operating margins in the face of challenging U.S. housing markets require that we continuously monitor the regional capacity utilization rates and profitability of our manufacturing footprint,” stated William Griffiths, chairman, president and chief executive officer of Champion Enterprises, Inc. “As a result of lagging sales, we made the difficult decision to further consolidate our U.S. operations, bringing the total number of plants idled or closed since mid-2006 to 10.”
About Champion
Troy, Michigan-based Champion Enterprises, Inc., a leader in factory-built construction, operates 33 manufacturing facilities in North America and the United Kingdom working with independent retailers, builders and developers. The Champion family of builders produces manufactured and modular homes, as well as modular buildings for government and commercial applications. For more information, please visit www.championhomes.com.
Forward-Looking Statements
This news release contains certain statements, including statements regarding expected restructuring and fixed asset impairment charges and segment operating margins, each of which could be construed to be forward-looking statements within the meaning of the Securities Exchange Act of 1934.
These statements reflect the Company’s views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The Company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward-looking statements. These factors are discussed in the Company’s most recently filed Form 10-K and other filings with the Securities and Exchange Commission, in each case under the section entitled “Forward-Looking Statements,” and those discussions regarding risk factors are incorporated herein by reference.